Exhibit 99.1

Sustained Anti-Tumor Activity of ARIAD's Lead Product, AP23573, Demonstrated in Patients with Advanced Cancers

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 7, 2004--

     Phase 1 Data Presented Today at American Society of Clinical Oncology
Meeting

     ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, that sustained anti-tumor activity of its lead oncology product candidate, AP23573, was demonstrated - as a single agent - in two phase 1 clinical trials in patients with a broad spectrum of advanced, refractory and/or metastatic solid tumors. These initial results were obtained in patients with lung, kidney, bone, thyroid, liver and soft tissue cancers at well-tolerated dose levels of drug.
     AP23573 anti-tumor activity was observed in 50% of the evaluable patients in the daily dosing trial and in 17% of the evaluable patients in the weekly dosing trial. Anti-tumor activity was defined as stable disease or measurable responses by RECIST criteria for at least 3 months. Median duration of activity in those patients showing AP23573 anti-tumor activity in both trials was 5 months, extending to greater than 12 months - the longest duration of treatment to date.
     These findings are particularly striking for three reasons: (1) patients enrolled in these trials had untreatable advanced tumors and had generally failed alternative treatments, (2) AP23573 was administered as a single agent and not in combination with other anti-cancer treatments, and (3) many of the patients received very low doses of drug (due to the dose-escalation design of the trials, which were aimed primarily at evaluating the safety of the drug).
     "Based on the robust initial phase 1 clinical data, we have developed a comprehensive clinical development plan for AP23573, including launching the first of several phase 2 trials this quarter," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Highlights of this high-priority clinical program aimed at obtaining fast-track designation by regulatory agencies will be announced soon after the ASCO meeting."
     To date, a total of 40 patients have been enrolled in the two open-label trials, both of which utilize accelerated titration designs to maximize their efficiency. The primary difference between the trials is the dosing regimen used: single daily intravenous doses of drug for 5 days, followed by 9 days off treatment, in the daily dosing trial, and single weekly doses of drug in the weekly dosing trial.
     To be considered evaluable for anti-tumor activity, patients must have completed at least 2 months on study. Enrollment in the trials will continue over the next quarter with the plan of enrolling a total of approximately 55 evaluable patients in the two trials. All patients demonstrating AP23573 anti-tumor activity may continue to receive AP23573 and will be observed to determine the duration of their beneficial responses and safety profiles.
     AP23573 was well tolerated in all patients. Adverse events were generally mild or moderate and readily reversible. The dose-limiting toxicity was oral mucositis, an inflammatory irritation of the mucous membranes of the mouth and a common finding in cancer patients on various types of treatments. Mucositis was observed at approximately the same weekly dose in the two trials: 140 mg of AP23573 administered cumulatively over five days in the daily dosing trial and 100 mg administered as a single dose in the weekly dosing trial. There was no clinical evidence of immunosuppression. Mild myelosuppression was observed infrequently and was readily reversible.
     Pharmacodynamic assays on patient samples demonstrate that inhibition of AP23573's molecular target, the protein mTOR, tracks closely with blood levels of AP23573, and that sustained inhibition of mTOR activity was consistently observed in patients on the daily dosing regimen. The higher percentage of patients demonstrating AP23573 anti-cancer activity on the daily dosing regimen may be due to more sustained inhibition of mTOR activity achieved by this dosing regimen, as well as disease status at the time of enrollment and the respective tumor types.
     The pharmacokinetic (blood-clearance) profile of AP23573 was found to be highly predictable and reproducible in both trials, with a median half life of 49 hours for all patients with complete data. In contrast to other mTOR inhibitors in clinical trials, AP23573 was stable in vivo and is not a pro-drug, which may enable optimal utilization of AP23573, especially when administered orally, in combination with other anti-cancer drugs - both chemotherapeutic agents and other molecularly targeted drugs.
     The small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF).
     The daily dosing study, "Phase 1, pharmacokinetic (PK), and pharmacodynamic
(PD) study of AP23573, an mTOR inhibitor, administered IV daily X 5 every other week in patients (pts) with refractory or advanced malignancies" (abstract
3076), led by Eric Rowinsky, M.D., Anthony Tolcher, M.D., and Monica Mita, M.D. of the Institute of Drug Development, San Antonio, will be presented on Monday, June 7, 2004 at the American Society of Clinical Oncology (ASCO) annual meeting in New Orleans, Louisiana.
     The weekly dosing study, "A phase 1 trial of a novel mTOR inhibitor AP23573 administered weekly (wkly) in patients (pts) with refractory or advanced malignancies: A pharmacokinetic (PK) and pharmacodynamic (PD) analysis" (abstract 3150), led by Mark Ratain, M.D. and Apurva Desai, M.D. of the University of Chicago Cancer Center, has been published in the proceedings of the ASCO meeting.
     More information about the conference can be obtained on the ASCO website (http://www.asco.org/ac/1,1003,_12-002092,00.asp). Additional background on the "Response Evaluation Criteria in Solid Tumors" (RECIST) used to evaluate patients in these trials can be found on the National Cancer Institute website (http://ctep.cancer.gov/guidelines/recist.html).

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD also has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases.
     Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of the Company's product candidates, and risks and uncertainties relating to regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

     CONTACT: ARIAD Pharmaceuticals, Inc.
              Tom Pearson, 610-407-9260
              or
              Kathy Lawton, 617-621-2345